EXHIBIT 10.5(n)

SECTIONS OF DIRECTOR POLICY
PERTAINING TO COMPENSATION AND RETIREMENT

This exhibit sets forth excerpts from the Director Policy of First Horizon National Corporation of all sections in that Policy pertaining to compensation and retirement of directors. Other sections of the Policy have been omitted.

I.      STATEMENT OF POLICY

Compensation

			Daily Audit	Daily Attendance
		Daily Board	Committee	Fee—All Other
	Annual Retainer	Attendance Fee	Attendance Fee	Committees

FHNC and	$45,000	$2,000	$2,000	$1,500
FTB (jointly)

Chairman,			$5,000 (inclusive
Audit			of attendance fees)
Committee

Chairman,				$4,000 (inclusive
Compensation				of attendance fees)
Committee

Chairman,				$4,000 (inclusive
Nominating				of attendance fees)
and Corporate
Governance
Committee

Chairman,				$4,000 (inclusive
Trust				of attendance fees)
Committee

          Unless payment is deferred under a duly adopted Company plan or agreement, the annual retainer will be paid quarterly in advance, and the attendance fees will be paid following the meeting. Directors are permitted to elect to defer into an interest-accruing account or the First Horizon National Corporation Non-Qualified Deferred Compensation Plan or any other duly adopted deferral plan, now existing or hereafter approved.

          In addition to retainer and attendance fees, non-employee directors will receive an annual award of restricted stock units (“RSUs”) under the Company’s 2003 Equity Compensation Plan, or any duly adopted successor plan. Director RSUs: generally will be granted annually in April on the first trading day which begins after the first trading-day session that follows the release of quarterly earnings for the first quarter; will vest on the second Monday in February following the grant; will be paid at vesting in shares of the Company’s common stock only; will earn dividend equivalents that will cumulate and be paid in cash at vesting; and will carry no voting or other rights associated with actual stock. When vesting occurs, shares will be delivered reasonably promptly thereafter but in no event later than March 14 following the vesting date. If a director leaves the Board before vesting, the RSUs will be forfeited unless the departure is due to death, disability, retirement, or change in control. The number of director RSUs to be granted for any full-year grant will be determined by dividing $45,000 by the fair market value of the Company’s common stock on the grant date. Beginning in 2007, RSU grants will be phased in for each director on a pro-rata basis as his or her outstanding restricted shares vest. As a result of the phase-in, each director will have one of the following occur each year: 800 restricted shares will vest; or, a full grant of RSUs will vest; or, a combination of restricted shares (less than 800) and RSUs (less than 100%) will vest. If a new non-employee director joins the Board other than at an annual meeting, he or she would be granted RSUs pro-rated for the number of quarters remaining until the next annual shareholder meeting, starting with that quarter in which the new director is appointed. For example, a new non-employee director appointed in October would receive two-fourths of the usual annual number of RSUs, granted in October one full business day following the registrant’s earnings release and vesting the following year in February.

          For purposes of non-employee director equity-based awards: “disability” means total and permanent disability; “retirement” means any termination, not caused by death or disability, after the attainment of age 65 or ten years of service as a director of the Company; and, “fair market value” and “change in control” have the meanings given in the plan under which the award was granted.

          The foregoing equity-based awards are to be made automatically without further action by the Board. However, in a particular case or circumstance, the Board may change or make specific exceptions to any equity award otherwise called for above. Directors may receive such other awards under the Company’s 2003 Equity Compensation Plan, or any duly adopted successor plan, as may be approved by the Board. Perquisites and other benefits for non-employee directors are to be provided or paid as approved by the Board.

          Inside directors will receive no compensation for board or committee membership, committee chairmanship or attendance.

Retirement

          Directors of FHNC or FTB shall be retired from the Board of Directors in accordance with the applicable provisions of the Bylaws of FHNC or FTB as in effect on the date hereof and as they may be amended from time to time.

II.      IMPLEMENTATION OF POLICY

          This policy shall be implemented by the Chairman of the Board in cooperation with the Nominating and Corporate Governance Committee of the Board of Directors of FHNC and FTB. The Chairman of the Board may adopt appropriate interpretations and procedures to assist in implementation of this Policy.

III.     DELEGATION OF AUTHORITY

          The Chairman of the Board is delegated the authority to make exceptions to any provision of this policy except the provisions dealing with compensation and retirement. The Nominating and Corporate Governance Committee is delegated the authority to make exceptions to any provision of this policy except the provision dealing with retirement. Any exception to this policy shall be reported to the Board at its next regularly scheduled meeting.